Exhibit 16.1

Deloitte

October 4, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Mitek Systems, Inc.'s Form 8-K dated October 5, 2004, and have the following comments:

1.	We agree with the statements made in the second sentence of paragraph one, paragraph two, paragraph three, and paragraph five.

2.	We have no basis on which to agree or disagree with the statements made in the first and third sentences of paragraph one and paragraph four.

Yours truly,

/s/ Deloitte & Touche LLP